Exhibit 99.3

FOR IMMEDIATE RELEASE

County Bancorp, Inc. announces definitive agreement for merger with

Fox River Valley Bancorp, Inc.

MANITOWOC, WI., Nov. 20, 2015 – County Bancorp, Inc. (Nasdaq: ICBK) (“County”) and Fox River Valley Bancorp, Inc. (“Fox River Valley”) announced today that they have entered into a definitive agreement to merge Fox River Valley into County. Upon completion of the transaction, Fox River Valley’s subsidiary bank, The Business Bank (“TBB”) will be merged into County’s subsidiary bank, Investors Community Bank (“ICB”).

Subject to possible adjustment, the aggregate purchase price will be approximately $28.9 million. In the merger, shares of Fox River Valley common stock outstanding will be converted into the right to receive merger consideration paid in a combination of cash and stock, subject to an election process. In aggregate, the consideration in the transaction will constitute 50% cash and 50% shares of County common stock.

Upon closing, the combined institution will have more than $1 billion in assets, and County will be the sixth largest exchange traded bank holding company headquartered in the State of Wisconsin. The merger will add to ICB’s business banking platform and expand its reach into contiguous markets with the addition of TBB’s Appleton and Green Bay branches to complement ICB’s two current branch offices in Manitowoc and Stevens Point and three loan production offices. As of September 30, 2015, Fox River Valley had approximately $255 million in assets, $152 million in loans and $220 million in deposits; and County had approximately $845 million in assets, $704 million in loans and $636 million in deposits.

Timothy J. Schneider, President of County and CEO of ICB, stated, “This merger with Fox River Valley represents a strategic opportunity for us to achieve our previously-stated objective of expanding our commercial lending and business banking platform. Fox River Valley has built a solid business banking franchise in two distinct markets that are logical geographical fits and areas we have been targeting for expansion.”

“The combination of our organizations also diversifies the mix of our loan portfolio, creating the opportunity to continue to grow both commercial and agricultural lending in the future. We see this transaction as a perfect opportunity to optimally utilize the capital we recently raised, and position us for growth in the short and long-term.”

Schneider continued, “We expect the transaction to be 8-10% accretive to County’s earnings per share during the 12 months following completion of the transaction, with a tangible book value earn back period of approximately three and a half years. Following completion of the merger, County’s pro forma capital ratios will continue to significantly exceed regulatory well-capitalized levels, enabling us to continue to take advantage of future growth opportunities throughout our market area in both our business and agricultural banking markets.” As part of the transaction, County will add two additional members to its board from the Fox River Valley board, and William Censky will remain as County board chair.

Bill Hodgkiss, President & CEO of Fox River Valley, stated, “We believe County is an ideal partner for our bank, and we are excited to become a part of the organization. Like Fox River Valley, County is deeply committed to its communities, and through this combination of our two organizations, we will be in a position to better serve our customers. County’s reputation, financial strength and capabilities will enhance our ability to meet the expanding needs of our customers. Furthermore, our shareholders will be receiving shares of a strong, successful banking company that is listed on NASDAQ, providing a more liquid market for those shares.”

The transaction is expected to be completed in the first half of 2016. Completion of the transaction is subject to approval by regulatory authorities and Fox River Valley’s shareholders, as well as certain other customary closing conditions.

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Forward-Looking Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as “may,” “might,” “will,” “would,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “probable,” “potential,” “possible,” “target,” “continue,” “look forward,” or “assume” and words similar in import. Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. Forward-looking statements are not guarantees of future performance, and County cautions you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this report, and County undertakes no obligation to update any forward-looking statements contained in this report to reflect new information or events or conditions after the date hereof.

Forward-looking statements are subject to certain risks, uncertainties and assumptions, including, but not limited to: expected synergies, cost savings and other financial or other benefits of the proposed transaction between County and Fox River Valley might not be realized within the expected timeframes or might be less than projected; the requisite shareholder and regulatory approvals for the proposed transaction between County and Fox River Valley might not be obtained; credit and interest rate risks associated with County’s and Fox River Valley’s respective businesses, customer borrowing, repayment, investment and deposit practices, and general economic conditions, either nationally or in the market areas in which County and Fox River Valley operate or anticipate doing business, may be less favorable than expected; new regulatory or legal requirements or obligations; and other risks, uncertainties and assumptions identified under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in County’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as County’s subsequent filings made with the Securities and Exchange Commission (the “SEC”). However, these risks and uncertainties are not exhaustive. Other sections of such reports describe additional factors that could impact County’s business and financial performance and pending or consummated acquisition transactions, including the proposed acquisition of Fox River Valley.

Additional Information for Shareholders

The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger of County and Fox River Valley, County will file a registration statement on Form S-4 with the SEC. The registration statement will include a proxy statement of Fox River Valley, which also will constitute a prospectus of County that will be sent to the shareholders of Fox River Valley. Shareholders are advised to read the registration statement and proxy statement/prospectus when it becomes available because it will contain important information about County, Fox River Valley and the proposed transaction. When filed, this document and other documents relating to the transaction filed by County can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing County’s website at www.investorscommunitybank.com under the tab “Investor Relations” and then under “SEC Filings.” Alternatively, these documents can be obtained free of charge from County upon written request to County Bancorp, Inc., Attn: Secretary, 860 North Rapids Road, Manitowoc, Wisconsin, 54221 or by calling (920) 686-9998, or from Fox River Valley upon written request to Fox River Valley Bancorp, Inc., Attn: Secretary, 5643 Waterford Lane, Appleton, Wisconsin 54913 or by calling (920) 739-2660.

Participants in this Transaction

County, Fox River Valley and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Fox River Valley shareholders in connection with the proposed transaction between County and Fox River Valley under the rules of the SEC. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about County and its directors and certain of its officers may be found in County’s definitive proxy statement relating to its 2015 Annual Meeting of Shareholders filed with the SEC on April 9, 2015. This definitive proxy statement can be obtained free of charge from the SEC’s website at www.sec.gov.

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Investor Relations Contact

Timothy J. Schneider

CEO, Investors Community Bank

Phone: (920) 686-5604

Email: tschneider@investorscommunitybank.com

Media Contact

Laura Wiegert, Marketing Director

Investors Community Bank

Phone: (920) 645-6112

Email: lwiegert@investorscommunitybank.com